Exhibit 16.1

August 9, 2022

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by Legacy Housing Corporation, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Legacy Housing Corporation dated August 9, 2022. We agree with the statements concerning our firm in such Form 8-K.

WEAVER AND TIDWELL, L.L.P.